Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

Attachment A

Advisor Agreement

This Advisor Agreement (the “Agreement”) is entered into as of 9/27/2025 by and between Cue Biopharma, Inc. (the “Company”), and Daniel Passeri (the “Advisor”), and is deemed effective as of the day immediately following the Separation Date (hereinafter, the “Advisor Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement to which this Agreement is attached as Attachment A (the “Separation Agreement”).

WHEREAS, the Advisor has knowledge regarding the Company and certain on-going matters pertaining to the Company; and

WHEREAS, the Company desires to have the benefit of the Advisor’s knowledge and familiarity, and the Advisor desires to provide strategic advisor services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Advisor hereby agree as follows:

1.
Services.
a.
Services; Performance. The Advisor shall, from time to time and on an as-requested basis, render to the Company services pertaining to providing the Company with strategic advice and assistance, including by advising the Company’s new Chief Executive Officer (the “Services”). The Advisor shall perform the Services in a professional manner and consistent with the highest industry standards. The Advisor shall devote such hours as may reasonably be required for satisfactory performance of the Services, though it is not anticipated that the Advisor will devote more than 10 hours per month of Services hereunder. The Advisor shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Advisor’s access to and use of the Company’s property, information, equipment and facilities in the course of the Advisor’s provision of Services hereunder.
2.
Compensation.
a.
Strategic Advisor Grant. The Company shall grant to the Advisor, subject to the approval of the Company’s Board of Directors, a non-statutory option grant under the Company’s 2025 Stock Incentive Plan for the purchase of up to 375,000 shares of common stock of the Company at a price per share equal to the fair market value of the Company’s common stock at the time of approval (the “Strategic Advisor Grant”). The Strategic Advisor Grant will vest in its entirety if (x) on or before the six (6)-month anniversary of the Advisor Effective Date (the “Outside Date”) the Company [**], and (y) the Advisor continues to perform Services for the Company [**] (the “Vesting Contingency”). If the Vesting Contingency occurs, the Strategic Advisor Grant will vest in its entirety and become exercisable as of the occurrence date. If the Vesting Contingency does not occur, the Strategic Advisor Grant will remain unvested in its entirety and be forfeited as of the earlier of (x) the Outside Date, and (y) the date on which the Advisor ceases to perform services for the Company.
b.
Continued Equity Vesting. During the Advisory Period (as defined below), all of the Advisor’s outstanding and unvested equity awards (the “Equity Awards”) will continue to vest and be exercisable in accordance with the terms of the applicable equity award agreements and the Company’s 2016 Omnibus Incentive Plan.
c.
No Employee Benefits. The Advisor’s relationship with the Company will be that of an independent contractor, and the Advisor shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

3.
Term and Termination.
a.
Advisory Period. Subject to the terms and conditions hereinafter set forth, the term of this Agreement shall, provided the Advisor has timely entered into the Separation Agreement, be deemed to have commenced on the Advisor Effective Date and shall continue until the six (6)-month anniversary of the Advisor Effective Date (the “Expiration Date”); provided, however, that the Expiration Date may be extended to such later date as may mutually be agreed upon by the parties hereto, as evidenced in a written agreement signed by both parties, and this Agreement and the Advisor’s engagement may earlier be terminated pursuant to the termination provisions set forth below (the period during which this Agreement remains in effect, the “Advisory Period”). The Advisory Period shall automatically terminate prior to the Expiration Date upon the death, physical incapacitation or mental incompetence of the Advisor or, if the Advisor revokes his acceptance of the Separation Agreement, upon the date of such revocation. The Advisory Period may further be terminated at any time after the Advisor Effective Date in the following manner: (i) by the Company at any time immediately upon written notice if the Advisor has materially breached this Agreement, the Separation Agreement, or any of the agreements or obligations referenced in the Separation Agreement; (ii) by the Advisor at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement; (iii) at any time upon the mutual written consent of the parties hereto; or (iv) by either party for any reason upon thirty (30) days’ prior written notice to the other party, provided that the Company shall in no event terminate the Advisory Period pursuant to this Section 3(a)(iv) prior to the six (6)-month anniversary of the Advisor Effective Date.
b.
Effects of Termination. In the event of any termination of the Advisory Period under this Section 3, vesting of the Equity Grants will cease immediately and the Strategic Advisor Grant, if unvested as of such date, will remain unvested and be forfeited.
4.
Independent Contractor. The Advisor shall not, as of the Advisor Effective Date or at any time during the Advisory Period, be deemed an employee of the Company. The Advisor’s status and relationship with the Company shall be that of an independent contractor and Advisor. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Advisor shall be solely responsible for payment of any taxes arising from the consideration to be provided to the Advisor pursuant to this Agreement and the Advisor agrees that the Company shall have no obligation or liability with respect to such taxes.
5.
Confidential Information.

a. The Advisor acknowledges that the Advisor’s relationship with the Company is one of high trust and confidence and that in the course of the Services, the Company intends to provide the Advisor with information, including Confidential Information (as defined below). Except as otherwise permitted by Section 5(c) below, the Advisor agrees to hold in strictest confidence and not to disclose any Confidential Information, other than any disclosure that is necessary to perform the Services or is authorized in writing by the Company. Except as otherwise permitted by Section 5(c) below, the Advisor agrees not to use Confidential Information except for the benefit of the Company. The Advisor agrees not to make copies of Confidential Information except in pursuit of his performance of the Services. The Advisor agrees that these obligations apply to Confidential Information (i) in any form or media, whether available now or invented hereafter, (ii) whether tangible or intangible, and (iii) whether Generated (as defined below) by the Advisor or others.

b. For purposes of this Agreement, “Confidential Information” means private, secret or confidential information, data, material or other know-how, whether tangible or intangible, that relates to the business, or the financial, scientific or technological affairs, of the Company, of any subsidiary or other affiliate of the Company or a third party with whom the Company does, has done or may do business, and includes, without limitation, Inventions (as defined below), discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including, without limitation, business and marketing plans), research data, clinical data, financial data (including, without limitation, sales costs, profits, pricing methods), personnel data of employees or consultants of the Company, computer programs (including software used pursuant to a license agreement), login credentials, customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Advisor agrees that Confidential Information includes information that is Generated by any artificial intelligence system, even if such information is not protectable by copyright or patentable. Notwithstanding anything to the contrary herein, Confidential Information shall not be interpreted to include information that (i) the Company has released to the general public, (ii) has become known to the public or in the Company’s industry without any violation by the Advisor of this Agreement, or (iii) has been provided or become known to the Advisor through disclosure by a source, other than the Company, that has the legal right to disclose such information without any obligation of confidentiality and without breaching any obligation of confidentiality.

c. Nothing in this Agreement or elsewhere restricts the Advisor’s right to communicate with or voluntarily provide information that the Advisor believes indicates possible or actual violations of the law to local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission). The Advisor understands that he is not required to notify the Company of any such communications. Without limiting the foregoing, notwithstanding the Advisor’s confidentiality and nondisclosure obligations, the Company hereby provides the Advisor notice of his immunity rights pursuant to the federal Defend Trade Secrets Act of 2016, which provides in relevant part as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.
Inventions.

a. “Invention” means any discovery, idea, invention, improvement, enhancement, process, method, technique, software, work of authorship or other development, whether or not patentable, protectable by copyright or otherwise protectable by any intellectual property right. “Generated” means created, made, conceived, reduced to practice, authored or otherwise generated.

b. The Advisor will make full and prompt disclosure to the Company of each Invention which is Generated by him or under his direction, whether alone or jointly with others, while performing the Services, whether or not during normal working hours or on the premises of the Company (collectively, “Company Inventions”). The Advisor hereby assigns to the Company all of his right, title and interest in and to all Company Inventions and all related patents, patent applications, copyrights and copyright applications; provided, however, that the foregoing assignment shall not apply to Company Inventions which both (1) do not relate to the business or research and development conducted or planned to be conducted by the Company or its affiliates at the time such Company Invention is created, made, conceived or reduced to practice, and (2) are made and conceived by the Advisor not during normal working hours, not on the Company’s premises and not using the Company’s or its affiliates’ tools, devices, equipment or Confidential Information. The Advisor also hereby waives all claims to moral rights in any Company Inventions and acknowledges that each original work of authorship which is made by the Advisor (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

7.
Notice. Any notice required or desired to be given shall be governed solely by this paragraph. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.
8.
Miscellaneous. This Agreement, together with the Separation Agreement, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Separation Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Advisor and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services may not be assigned or delegated by the Advisor to any other person or entity. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

CUE BIOPHARMA, INC.

/s/ Pasha Sarraf

Name: Pasha Sarraf, MD, PhD

Title: Chair, Board of Directors

ADVISOR:

/s/ Daniel Passeri
Daniel Passeri